EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 1999 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of The Bombay Company, Inc., which is incorporated by reference in The Bombay Company, Inc.' s Annual Report on Form 10-K for the year ended January 30, 1999. We also consent to the incorporation by reference of our report dated March 11, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


PRICEWATERHOUSECOOPERS LLP

Fort Worth, Texas
February 2, 2000